Exhibit 10.30

March 20, 2019

Adrian Devasahayam

Dear Adrian:

I am very pleased to confirm the details of your promotion to Sr. VP/GM, AD&E/PSP, reporting to Bill Miller, CEO. The location for this position is Plainview, NY. The elements of your package, which will become effective on March 25, 2019 unless otherwise indicated below, include the following:

●	Your bi-weekly base salary will be increased to $11,923.08 which, when annualized, is equal to $310,000. This increase will constitute your 2019 base salary.

◾	You will continue to be eligible to participate in the Management Bonus Plan. Your target bonus will be increased to 60% of your base salary.

●	In connection with your promotion and the Company’s 2019 equity award program, the Compensation Committee of the Board of Directors has approved a grant to you of 25,000 shares of restricted stock under the Veeco Instruments 2010 Stock Incentive Plan, effective March 14, 2019 (the “Award Date”). This award is subject to the terms of the applicable plan and your written acceptance of the related award agreements. A portion of your award representing 19,000 shares will be granted as time-based restricted stock that is subject to a substantial risk of forfeiture which will lapse, subject to your continued employment, over a four-year period; a portion of your award representing 6,000 shares will be granted as performance-based restricted stock units that will vest, subject first to being earned, on the third anniversary of the Award Date. Additional details will be provided under separate cover.

All other elements of your current compensation and benefits will continue unchanged.

This letter is not a contract of employment and does not provide any rights regarding your continued employment with Veeco. Your employment with Veeco will continue on an “at will” basis. This means that the employment relationship is non-contractual, for no fixed period and terminable at any time by either you or the Company. In addition, no subsequent oral or written agreements on this subject shall be valid unless they are in writing and signed by an authorized representative of Veeco.

Adrian, I’d like to thank you for your many contributions to Veeco and congratulate you on your promotion. I’m looking forward to working with you in your new role. Should you have any questions regarding the above items, please let me know.

Sincerely,

/s/ ROBERT W. BRADSHAW

__________________________

Robert W. Bradshaw

Sr. Vice President, Human Resources

CC: William J. Miller, CEO